Exhibit 99.1

Mercantile Bank Corporation Declares Special Dividend of $2.00 Per Common Share

Board declaration follows regulatory approval of merger between Mercantile Bank Corporation and Firstbank Corporation

GRAND RAPIDS, Mich., May 9, 2014 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") announced today that, pursuant to final regulatory approval of its merger with Firstbank Corporation (NASDAQ: FBMI) (“Firstbank”), on May 9, 2014 its Board of Directors declared a special cash dividend of $2.00 per common share, payable May 29, 2014 to holders of record as of May 22, 2014. In accordance with the plan of merger, this special dividend is being paid to Mercantile shareholders prior to the effective date of the merger and prior to the issuance of Mercantile shares in exchange for Firstbank shares.

“After many months of diligent effort, we are pleased to receive regulatory approval for this merger and declare this special dividend, as promised to Mercantile shareholders,” said Michael Price, Chairman and CEO of Mercantile. “This announcement positions both our companies to close this merger and complete the integration process in a timely manner.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals and governmental units, the Bank differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has seven full-service banking offices in Grand Rapids, Holland and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements about the expected benefits of the transaction between Mercantile and Firstbank. Other statements identified by words such as “positioned” are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of Mercantile’s and Firstbank’s management and are inherently subject to significant uncertainties, many of which are beyond their respective control. Although Mercantile and Firstbank have signed an agreement, there is no assurance that they will complete the proposed merger. The merger agreement will terminate if any conditions to closing are not satisfied. The adoption of a dividend policy does not commit Mercantile to declare future dividends. Each future dividend will be considered and declared by the Board of Directors at its discretion.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com